Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Marten Transport, Ltd.:

We consent to the use of our report dated March 12, 2014, with respect to the consolidated balance sheet of Marten Transport, Ltd. and subsidiaries as of December 31, 2013 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2013 and 2012, and the related financial statement schedule as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota
May 22, 2015